Mirati Therapeutics Reports Third Quarter 2021 Financial Results and Recent Corporate Updates

Began submission of the New Drug Application for adagrasib for the treatment of patients with previously treated KRASG12C-mutated non-small cell lung cancer under the Real-Time Oncology Review pilot program

SAN DIEGO – November 8, 2021 – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the third quarter of 2021 and recent corporate updates.

“Mirati is aggressively focused on executing its strategy to deliver targeted cancer medicines to patients, and is well positioned for sustained growth from our differentiated research and development capabilities,” said David Meek, chief executive officer, Mirati Therapeutics, Inc. “Our recent positive clinical updates for adagrasib reinforce a best-in-class profile, including topline results from the registration-enabling Phase 2 cohort of the KRYSTAL-1 study in patients with KRASG12C-mutated lung cancer, where we expect to launch in the U.S. next year, as well as encouraging results in KRASG12C-mutated colorectal and pancreatic cancers, which were presented at recent medical congresses. We are also pleased to advance the development of adagrasib in earlier lines of therapy, including in first-line non-small cell lung cancer. The rest of our novel pipeline continues to progress rapidly, which includes sitravatinib, MRTX1719, our MTA-cooperative PRMT5 inhibitor, as well as our mutant KRAS programs beyond KRASG12C, including MRTX1133, our KRASG12D inhibitor, and our SOS1 program.”
Pipeline Updates
•The U.S. Food and Drug Administration (FDA) will review the Company’s New Drug Application (NDA) for adagrasib for the treatment of patients with previously treated KRASG12C-mutated non-small cell lung cancer (NSCLC) who have received prior systemic therapy under the Real-Time Oncology Review (RTOR) pilot program. The RTOR status follows the previously announced U.S. FDA Breakthrough Therapy Designation for adagrasib in the same indication. The Company expects to complete the adagrasib NDA submission to the FDA by the end of 2021.
•Preliminary results from the Phase 1b cohort of the KRYSTAL-1 study evaluating adagrasib plus pembrolizumab1 in 8 patients with KRASG12C-mutated first-line NSCLC support moving forward with a 400 mg BID dose of adagrasib with full dose pembrolizumab, which will be evaluated in the ongoing Phase 2 KRYSTAL-7 study. The Phase 1b data showed adagrasib 400mg BID plus pembrolizumab had a manageable tolerability profile, with no observed Grade 4 or Grade 5 adverse events or treatment-related discontinuations. Of the 7 patients evaluable for a response as of October 21, 2021, 4 had a confirmed RECIST-defined partial response and 1 additional patient, who is still on study, experienced 49% tumor regression in the first scan, which allowed for tumor resection prior to achieving a RECIST-defined confirmed response . The disease control rate was 100%, with all 7 patients exhibiting tumor regression ranging from 37% to 92%. With a median follow up of 9.9 months, 5 of the 7 patients remained on treatment, as of the data cutoff date, and had been on treatment for 8 to 11 months.
•Announced positive topline results from the potentially registration-enabling cohort of the Phase 2 KRYSTAL-1 study evaluating adagrasib in patients with advanced NSCLC harboring the KRASG12C mutation following prior systemic therapy, as well as updated findings from the Phase 1/1b KRYSTAL-1 study evaluating adagrasib in all enrolled patients with KRASG12C-mutated advanced NSCLC. The topline results were presented at a virtual Investor Event held during the European Society for Medical Oncology Congress (ESMO) congress. The Company plans to submit detailed results for presentation at a medical congress prior to the potential U.S. launch of adagrasib in 2022.
•Announced a non-exclusive clinical trial collaboration agreement with Sanofi to evaluate adagrasib with Sanofi's investigational SHP2 inhibitor SAR442720, also known as RMC-4630, in patients with previously-treated NSCLC and KRASG12C mutations.
•Presented clinical research on adagrasib and sitravatinib at the 2021 ESMO Congress, including:
◦Data from a cohort of the Phase 1/2 KRYSTAL-1 study evaluating adagrasib as a monotherapy or in combination with cetuximab (ERBITUX®)2 in patients with KRASG12C -mutated colorectal cancer (CRC). The Company has an actively enrolling global registrational Phase 3 clinical trial, KRYSTAL-10, comparing adagrasib plus cetuximab to standard of care chemotherapy in second-line KRASG12C-mutated CRC.
◦Exploratory results from the Phase 2 MRTX-500 study evaluating sitravatinib plus nivolumab (OPDIVO®)3 in patients with advanced NSCLC who had disease progression following treatment with checkpoint inhibitors. The Company has an actively enrolling global registrational Phase 3 study, SAPPHIRE, evaluating sitravatinib plus nivolumab in second or third line non-squamous NSCLC and plans to provide an update based on an interim analysis of overall survival in the second half of 2022.
•Presented preclinical and clinical data at the 2021 AACR-NCI-EORTC Virtual International Conference on Molecular Targets and Cancer Therapeutics, including:
◦A summary of the discovery and preclinical characterization of MRTX1133, a mutant-selective KRASG12D inhibitor. This presentation also included preliminary new clinical data from a cohort of the KRYSTAL-1 study evaluating adagrasib in previously-treated patients with KRASG12C-mutated pancreatic cancer, as well as proof-of- concept data in non-clinical models for inhibitors of additional KRAS mutations beyond KRASG12C and KRASG12D.
◦Preclinical results on MRTX1719, the selected development candidate from the Company’s MTA-cooperative PRMT5 inhibitor program, in MTAP-deleted cancer models. The Company expects to file an Investigational New Drug application for MRTX1719 by the end of 2021.

Corporate Updates
•Announced the appointment of David Meek as chief executive officer and board member of the Company, Charles M. Baum, M.D., Ph.D. transitioning to the Company’s president, founder and head of research and development, and continuing in his role as a board member; and other previously announced leadership updates.
Third Quarter 2021 Financial Results
•Ended the third quarter with approximately $1.2 billion in cash, cash equivalents, and short-term investments, which includes net proceeds of $63.4 million for the upfront fee from Zai Lab pursuant to the collaboration and license agreement executed during the second quarter.
•Research and development expenses for the third quarter of 2021 were $116.1 million, compared to $79.9 million for the same period in 2020. Research and development expenses for the nine months ended September 30, 2021 were $354.8 million, compared to $216.6 million for the same period in 2020. The increase in research and development expenses is primarily due to an increase in expense associated with the development of adagrasib, an increase in preclinical and early discovery activities, as well as an increase in salaries and other employee-related expense, which includes an increase in share-based compensation expense. The Company recognized research and development-related share-based compensation expenses of $15.7 million during the third quarter of 2021, compared to $12.6 million for the same period in 2020, and $46.7 million during the nine months ended September 30, 2021, compared to $35.9 million for the same period in 2020.
•General and administrative expenses for the third quarter of 2021 were $35.2 million, compared to $20.2 million for the same period in 2020. General and administrative expenses for the nine months ended September 30, 2021 were $93.1 million, compared to $58.1 million for the same period in 2020. The increase is due to an increase in professional services expense primarily associated with commercial scale up, an increase in salaries and other employee-related expenses, an increase in insurance, rent and other facilities-related costs, and an increase in sponsorship agreements expense. The Company recognized general and administrative-related share-based compensation expenses of $11.2 million in the third quarter of 2021, compared to $9.2 million for the same period in 2020, and $32.9 million during the nine months ended September 30, 2021, compared to $28.2 million for the same period in 2020.
•Net loss for the third quarter of 2021 was $80.1 million, or $1.55 per share basic and diluted, compared to a net loss of $87.3 million, or $1.96 per share basic and diluted for the same period in 2020. Net loss for the nine months ended September 30, 2021 was $382.2 million, or $7.45 per share basic and diluted, compared to a net loss of $256.9 million, or $5.87 per share basic and diluted for the same period in 2020.

Conference Call Information

Investors and the general public are invited listen to a live webcast of the call at the "Investors and Media" section on Mirati.com or by dialing the U.S. toll free 313-209-7315 or international +1 877-614-0009, confirmation code: 3962567. Materials related to the call will be available at the same website at the time of the conference call. A replay of the call will be available approximately 2 hours after the event has ended at the same website or by dialing in the U.S. toll free 719-457-0820 or international +1 888-203-1112, confirmation code: 3962567.

About Mirati Therapeutics, Inc.

Mirati Therapeutics, Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Mirati is using its scientific expertise to develop novel solutions in two registration-enabling programs: adagrasib (MRTX849), an investigational small molecule, potent and selective KRASG12C inhibitor, as monotherapy and in combination with other agents, and sitravatinib, an investigational spectrum-selective inhibitor of receptor tyrosine kinases in combination with checkpoint inhibitor therapies. Mirati is also advancing its differentiated preclinical portfolio, including MRTX1133, an investigational KRASG12D inhibitor, MRTX1719, an investigational PRMT5 inhibitor, and other oncology discovery programs. Unified for patients, Mirati's vision is to unlock the science behind the promise of a life beyond cancer.

For more information about Mirati Therapeutics Inc., visit us at Mirati.com or follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. ("Mirati"). Any statement describing Mirati's goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati's drug development pipeline, including without limitation adagrasib (MRTX849), sitravatinib, MRTX1719 and MRTX1133, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.

Mirati's forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati's forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati's programs are described in additional detail in Mirati's quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the "SEC") available at the SEC's Internet site (www.sec.gov).These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Mirati Contacts

Investor Relations: Temre Johnson | 858-332-3562 | ir@mirati.com

Media Relations: Priyanka Shah | 908-447-6134 | media@mirati.com

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1KEYTRUDA(pembrolizumab) is a registered trademark of Merck

2ERBITUX® is a registered trademark of Eli Lilly and Company in the U.S. and Merck KGaA outside the U.S.

3OPDIVO® is a registered trademark of Bristol Myers Squibb

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30, 2021	December 31, 2020
Assets	(unaudited)
Current assets
Cash, cash equivalents and short-term investments	$1,154,418	$1,390,106
Other current assets	17,476	13,537
Total current assets	1,171,894	1,403,643
Property and equipment, net	13,736	7,809
Long-term investment	11,253	15,629
Right-of-use asset	38,172	39,890
Other long-term assets	18,375	9,157
Total assets	$1,253,430	$1,476,128

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$42,923	$18,117
Accrued liabilities	79,156	53,355
Total current liabilities	122,079	71,472
Lease liability	45,520	41,905
Other liabilities	1,806	1,962
Total liabilities	169,405	115,339

Shareholders’ equity	1,084,025	1,360,789

Total liabilities and shareholders’ equity	$1,253,430	$1,476,128

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenue
License and collaboration revenues	$71,793	$11,424	$71,793	$11,690
Total revenue	71,793	11,424	71,793	11,690
Expenses
Research and development	116,109	79,853	354,755	216,644
General and administrative	35,183	20,249	93,144	58,074
Total operating expenses	151,292	100,102	447,899	274,718
Loss from operations	(79,499)	(88,678)	(376,106)	(263,028)
Other income (expense), net	2,744	1,342	(2,759)	6,178
Loss before income taxes	(76,755)	(87,336)	(378,865)	(256,850)
Income tax expense	3,299	—	3,299	—
Net loss	$(80,054)	$(87,336)	$(382,164)	$(256,850)
Unrealized (loss) gain on available-for-sale investments	(6)	(827)	(164)	568
Comprehensive loss	$(80,060)	$(88,163)	$(382,328)	$(256,282)
Net loss per share, basic and diluted	$(1.55)	$(1.96)	$(7.45)	$(5.87)
Weighted average number of shares used in computing net loss per share, basic and diluted	51,655	44,614	51,306	43,779